Exhibit 99.1
FOR IMMEDIATE RELEASE

Appleton announces expiration of private exchange offers and acceptance of tendered notes

(Appleton, Wis., September 28, 2009) Appleton Papers Inc. announced today the expiration, as of  12:00 midnight, New York City time, on September 25, 2009, of its private offers to exchange its outstanding 8.125% Senior Notes due 2011 and 9.75% Senior Subordinated Notes due 2014 (collectively, the “old notes”) for new 11.25% Second Lien Notes due 2015 (the “new notes”).

As of the expiration, Appleton had received tenders representing approximately 84% of the outstanding aggregate principal amount of the 8.125% Senior Notes due 2011 and approximately 77% of the outstanding aggregate principal amount of the 9.75% Senior Subordinated Notes due 2014. Pursuant to the terms and conditions of the exchange offers, Appleton has accepted all of the tendered old notes and contemplates that completion of the exchange will take place on September 30, 2009.

The terms and conditions of the exchange offers and consent solicitations were described in the Offering Circular and related Letter of Transmittal and Consent, dated August 18, 2009. The new notes have not been and will not be registered under the Securities Act or any state securities laws, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements, and will therefore be subject to substantial restrictions on transfer.

The exchange offers and consent solicitations were made only to qualified institutional buyers and accredited investors inside the United States and to certain non-U.S. investors located outside the United States that have completed and returned a related letter of representations.

This press release is neither an offer to sell nor the solicitation of an offer to buy any security.

Media Contact:  Bill Van Den Brandt
                                 Manager, Corporate Communications
                                 920-991-8613
                                 bvandenbrandt@appletonideas.com

Notice regarding forward-looking statements

This news release contains forward-looking statements. The words “will,” “may,” “should,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans,” “seek” or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements regarding the potential terms of the exchange offers and new notes described, are forward-looking statements. The potential transactions described in this press release may not occur on the terms described, or at all. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside Appleton’s control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under “Item 1A - Risk Factors” in the Annual Report on Form 10-K for the year ended January 3, 2009, as well as in the Quarterly Report on Form 10-Q for the quarter ended July 5, 2009. Many of these factors are beyond Appleton’s ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.